Exhibit 23.2


The Board of Directors
Elite Research Ltd.


We consent to the incorporation by reference in Registration Statement on Form S-3 of Elite Pharmaceuticals, Inc. File No. 333-120531 pertaining to shares of Common Stock of Elite Pharmaceuticals, Inc., of our report dated June 11, 2002 on the Financial Statements of Elite Research Ltd. for the year ended March 31, 2002, included in the Annual Report (Form 10-K) for the year ended March 31, 2004.




/s/ KPMG

Hamilton, Bermuda
December 23, 2004